FOR IMMEDIATE RELEASE	NEWS
November 3, 2015	NYSE MKT: GORO

GOLD RESOURCE CORPORATION REPORTS THIRD QUARTER RESULTS

COLORADO SPRINGS – November 3, 2015 – Gold Resource Corporation (NYSE MKT: GORO) (the “Company”) reported production results for the third quarter ended September 30, 2015 of 6,825 ounces of gold, 561,985 ounces of silver ounces, or 14,133 precious metal gold equivalent (AuEq) ounces (calculated at actual sales price ratio of 77:1), which generated $19.4 million in net revenue for the quarter.  Gold Resource Corporation is a gold and silver producer with operations in Oaxaca, Mexico and exploration in Nevada, USA.  The Company has returned over $107 million to shareholders in monthly dividends since commercial production commenced July 1, 2010, and offers shareholders the option to convert their cash dividends and take delivery in physical gold and silver.

2015 Q3 HIGHLIGHTS

•	14,133 ounces AuEq mill production
•	12,773 ounces AuEq sold
•	$19.4 million sales, net
•	$603 total cash cost per ounce AuEq (after by-product credits)
•	$6.4 million adjusted cash flow from mine site operations
•	$8.3 million by-product credits, or $647 per ounce AuEq sold
•	$1.6 million dividend distributions, or $0.03 per share for quarter

Overview of Q3 2015 Aguila Project Results

Gold Resource Corporation’s Aguila Project produced 14,133 ounces AuEq at a total cash cost of $603 per ounce (after by-product credits).  Realized average metal price sales during the quarter were $1,115 per ounce gold and $14.50 per ounce silver.  The Company recorded a net loss of $0.5 million, or $(0.01) per share.  Adjusted cash flow from mine site operations totaled $6.4 million.  The Company paid $1.6 million to shareholders in dividends, or $0.03 per share during the quarter.  Cash and cash equivalents at quarter end totaled $14.1 million.  Realized gold and silver prices decreased 14% and 28%, respectively, compared to the third quarter of 2014.

Production for the first three quarters of 2015 totaled 21,960 ounces of gold and 1,932,611 ounces of silver.  With the weaker than expected 2015 second and third quarter performance, the Company confirms its prior announcement related to the revised 2015 Outlook which reduced annual production targets to 29,600 gold ounces and 2,500,000 silver ounces, a reduction of 6% for gold ounces, and 16% for silver ounces.

The following table summarizes certain information about our mining operations for the three and nine months ended September 30, 2015 and 2014:

Production and Sales Statistics - Arista Underground Mine

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Milled
Tonnes Milled	105,309	79,568	300,190	283,793
Tonnes Milled per Day	1,143	865	1,104	1,040
Grade
Average Gold Grade (g/t)	2.25	2.78	2.52	3.18
Average Silver Grade (g/t)	180	291	216	297
Average Copper Grade (%)	0.41	0.47	0.39	0.40
Average Lead Grade (%)	1.41	2.12	1.37	1.52
Average Zinc Grade (%)	4.02	5.67	3.78	3.97
Recoveries
Average Gold Recovery (%)	90	92	90	92
Average Silver Recovery (%)	92	92	93	92
Average Copper Recovery (%)	80	76	79	78
Average Lead Recovery (%)	75	80	75	76
Average Zinc Recovery (%)	83	85	82	83

Mill production (before payable metal deductions)(1)
Gold (ozs.)	6,825	6,523	21,960	26,687
Silver (ozs.)	561,985	687,240	1,932,611	2,506,466
Copper (tonnes)	343	284	929	891
Lead (tonnes)	1,114	1,350	3,071	3,273
Zinc (tonnes)	3,499	3,816	9,299	9,340
Payable metal sold
Gold (ozs.)	6,220	2,932	21,994	19,846
Silver (ozs.)	503,929	575,413	1,770,093	2,171,298
Copper (tonnes)	332	228	877	751
Lead (tonnes)	1,049	1,204	2,875	2,938
Zinc (tonnes)	2,905	2,976	7,668	7,383
Average metal prices realized (2)
Gold ($ per oz.)	1,115	1,295	1,177	1,287
Silver ($ per oz.)	14.50	20.24	16.09	19.77
Copper ($ per tonne)	4,883	7,103	5,436	6,920
Lead ($ per tonne)	1,619	2,238	1,746	2,157
Zinc ($ per tonne)	1,701	2,394	1,981	2,209
Precious metal gold equivalent ounces produced (mill production) (1)(3)(4)
Gold Ounces	6,825	6,523	21,960	26,687
Gold Equivalent Ounces from Silver	7,308	10,739	26,410	38,495
Total Precious Metal Gold Equivalent Ounces	14,133	17,262	48,370	65,182
Precious metal gold equivalent ounces sold (3)(4)
Gold Ounces	6,220	2,932	21,994	19,846
Gold Equivalent Ounces from Silver	6,553	8,991	24,189	33,348
Total Precious Metal Gold Equivalent Ounces	12,773	11,923	46,183	53,194
Total cash cost (before by-product credits) per precious metal gold equivalent ounce sold (including royalties) (5)	$1,250	$1,324	$1,046	$958
Total cash costs, after by-product credits, per precious metal gold equivalent ounce sold (including royalties) (5)	$603	$364	$505	$434

(1)

Mill production represents metal contained in concentrates produced at the mill, which is before payable metal deductions are levied by the buyer of our concentrates. Payable metal deduction quantities are defined in our contracts with the buyer of our concentrates and represent an estimate of metal contained in the concentrates produced at our mill which the buyer cannot recover through the smelting process. There are inherent limitations and differences in the sampling method and assaying of estimated metal contained in concentrates that are shipped, and those contained metal estimates are derived from sampling methods and assaying throughout the mill production process. The Company monitors these differences to ensure that precious metal mill production quantities are materially correct.

(2)

Average metal prices realized vary from the market metal prices due to final settlement adjustments from our provisional invoices when they are settled. Our average metal prices realized will therefore differ from the market average metal prices in most cases.

(3)

For the three months ended September 30, 2015, precious metal gold equivalent mill production differs from gold equivalent ounces sold due principally to buyer (smelter) concentrate processing and other deductions of approximately 1,204 gold equivalent ounces and a decrease in gold equivalent ounces contained in ending inventory of approximately 121 ounces.

(4)

For the nine months ended September 30, 2015, precious metal gold equivalent mill production differs from gold equivalent ounces sold due principally to buyer (smelter) concentrate processing and other deductions of approximately 3,687 gold equivalent ounces and a decrease in gold equivalent ounces contained in ending inventory of approximately 279 ounces.

(5)	For a reconciliation of this non-GAAP measure to total mine cost of sales, which is the most comparable U.S. GAAP measure, please see Non-GAAP Measures.

About GRC:

Gold Resource Corporation is a mining company focused on production and pursuing development of gold and silver projects that feature low operating costs and produce high returns on capital.  The Company has 100% interest in six potential high-grade gold and silver properties at its producing Oaxaca, Mexico Mining Unit and exploration properties at its Nevada, USA, Mining Unit.  The Company has 54,179,369 shares outstanding, no warrants, no long term debt and has returned over $107 million back to shareholders since commercial production commenced July 1, 2010.  Gold Resource Corporation offers shareholders the option to convert their cash dividends into physical gold and silver and take delivery.  For more information, please visit GRC’s website, located at www.Goldresourcecorp.com and read the Company’s 10-K for an understanding of the risk factors involved.

Cautionary Statements:

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words “plan”, “target”, "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding Gold Resource Corporation’s strategy, future plans for production, future expenses and costs, future liquidity and capital resources, and estimates of mineralized material. All forward-looking statements in this press release are based upon information available to Gold Resource Corporation on the date of this press release, and the company assumes no obligation to update any such forward-looking statements. Forward looking statements involve a number of risks and uncertainties, and there can be no assurance that such statements will prove to be accurate. The Company's actual results could differ materially from those discussed in this press release. In particular, there can be no assurance that production will continue at any specific rate.  Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the Company’s 10-K filed with the SEC.

Contacts:

Corporate Development

Greg Patterson

303-320-7708

www.Goldresourcecorp.com

See Accompanying Tables

The following information summarizes the results of operations for Gold Resource Corporation for the three and nine months ended September 30, 2015 and 2014, its financial condition at September 30, 2015 and December 31, 2014 and its cash flows for the nine months ended September 30, 2015 and 2014.  The summary data for the three and nine months ended September 30, 2015 is unaudited; the summary data for the year ended December 31, 2014 is derived from our audited financial statements contained in our annual report on Form 10-K for the year ended December 31, 2014, but do not include the footnotes and other information that is included in the complete financial statements.  Readers are urged to review the Company’s Form 10-K in its entirety, which can be found on the SEC's website at www.sec.gov.

The calculation of our cash cost per ounce contained in this press release is a non-GAAP financial measure.  Please see "Management's Discussion and Analysis and Results of Operation" contained in the Company’s most recent Form 10-Q and Form 10-K for a complete discussion and reconciliation of the non-GAAP measures.

GOLD RESOURCE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands, except share and per share amounts)

	September 30,	December 31,
	2015	2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$14,105	$27,541
Gold and silver bullion	3,160	3,447
Accounts receivable	1,851	1,416
Inventories	9,347	7,295
IVA taxes receivable	1,870	575
Deferred tax assets	3,891	3,891
Prepaid expenses and other current assets	1,932	2,935
Total current assets	36,156	47,100
Property, plant and mine development, net	47,808	32,348
Deferred tax assets	27,040	25,519
Investments in equity securities	894	2,620
Other non-current assets	2,964	4,078
Total assets	$114,862	$111,665
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$8,201	$3,892
Accrued expenses and other current liabilities	5,124	3,923
Capital lease obligations	1,220	1,498
Income taxes payable	3,348	7,907
Dividends payable	542	542
Total current liabilities	18,435	17,762
Capital lease obligations	-	834
Reclamation and remediation liabilities	2,537	2,993
Total liabilities	20,972	21,589
Shareholders' equity:
Preferred stock - $0.001 par value, 5,000,000 shares authorized:
no shares issued and outstanding	-	-
Common stock - $0.001 par value, 100,000,000 shares authorized:
54,515,767 shares issued and outstanding	55	55
Additional paid-in capital	96,387	93,094
Retained earnings	4,503	3,982
Treasury stock at cost, 336,398 shares	(5,884)	(5,884)
Accumulated other comprehensive loss	(1,171)	(1,171)
Total shareholders' equity	93,890	90,076
Total liabilities and shareholders' equity	$114,862	$111,665

GOLD RESOURCE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

for the three and nine months ended September  30, 2015 and 2014

(U.S. dollars in thousands, except share and per share amounts)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014

Sales, net	$19,437	$21,052	$71,082	$85,873
Mine cost of sales:
Production costs	13,411	13,025	40,462	43,107
Depreciation and amortization	1,579	1,180	5,195	2,969
Reclamation and remediation	6	-	36	-
Total mine cost of sales	14,996	14,205	45,693	46,076
Mine gross profit	4,441	6,847	25,389	39,797
Costs and expenses:
General and administrative expenses	2,913	4,361	8,032	9,623
Exploration expenses	1,810	2,901	6,416	5,786
Total costs and expenses	4,723	7,262	14,448	15,409
Operating (loss) income	(282)	(415)	10,941	24,388
Other (expense) income, net	(1,033)	69	(2,080)	766
(Loss) income before income taxes	(1,315)	(346)	8,861	25,154
Provision for income taxes	(846)	1,109	3,465	12,264
Net (loss) income	$(469)	$(1,455)	$5,396	$12,890
Net (loss) income per common share:
Basic	$(0.01)	$(0.03)	$0.10	$0.24
Diluted	$(0.01)	$(0.03)	$0.10	$0.24
Weighted average shares outstanding:
Basic	54,179,369	54,179,369	54,179,369	54,098,783
Diluted	54,179,369	54,179,369	54,201,274	54,698,748

GOLD RESOURCE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

for the nine months ended September  30, 2015 and 2014

(U.S. dollars in thousands)

(Unaudited)

	2015	2014

Cash flows from operating activities:
Net income	$5,396	$12,890
Adjustments to reconcile net income to net cash from operating activities:
Depreciation, depletion and amortization	6,331	3,107
Stock-based compensation	3,293	3,847
Deferred income taxes	(1,522)	-
Currency exchange (gain) loss	(326)	545
Unrealized loss (gain) on investments	1,726	(1,504)
Other operating adjustments	1,072	162
Changes in operating assets and liabilities:
Accounts receivable	(435)	(3,699)
Inventories	(1,149)	(1,582)
Prepaid expenses and other current assets	(897)	1,354
Accounts payable and other accrued liabilities	5,069	(731)
Income taxes payable/receivable	(4,528)	11,907
Other noncurrent assets	466	-
Net cash provided by operating activities	14,496	26,296
Cash flows from investing activities:
Capital expenditures	(21,837)	(10,524)
Investments	-	(1,805)
Proceeds from sale of building	-	1,737
Other investing activities	40	23
Net cash used in investing activities	(21,797)	(10,569)
Cash flows from financing activities:
Proceeds from exercise of stock options	-	100
Dividends paid	(4,876)	(4,868)
Repayment of capital leases	(1,123)	(1,099)
Net cash used in financing activities	(5,999)	(5,867)
Effect of exchange rate changes on cash and cash equivalents	(136)	(33)
Net (decrease) increase in cash and cash equivalents	(13,436)	9,827
Cash and cash equivalents at beginning of period	27,541	14,973
Cash and cash equivalents at end of period	$14,105	$24,800
Supplemental Cash Flow Information
Interest expense paid	$65	$139
Income and mining taxes paid	$8,464	$-